                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Exchange Act Rules 14a-11(c) or 14a-12


                                     TEKELEC
       -------------------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


                                     TEKELEC
       -------------------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]    $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:
            ______________________________________________________________________________________

       (2)  Aggregate number of securities to which transaction applies:
            ______________________________________________________________________________________

       (3)  Per unit price or other underlying value of transaction computed pursuant to
            Exchange Act Rule 0-11:(1)
            ______________________________________________________________________________________

       (4)  Proposed maximum aggregate value of transaction:
            ______________________________________________________________________________________

[X]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:        $125
                                   ---------------------------------------------------------------

       (2)  Form, schedule or registration statement no.:   Preliminary Proxy Statement
                                                         -----------------------------------------

       (3)  Filing party:    Tekelec
                         -------------------------------------------------------------------------

       (4)  Date filed:       March 17, 1995
                       ---------------------------------------------------------------------------

- - ------------------
 (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    TEKELEC

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 12, 1995


         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of Tekelec, a California corporation (the "Company"), will be held Friday, May 12, 1995, at 9:30 a.m., California time, at the Company's corporate headquarters located at 26580 W. Agoura Road, Calabasas, California 91302, for the following purposes, each as more fully described in the attached Proxy Statement:

                 1. To elect seven directors to serve for the ensuing year. The names of the nominees intended to be presented for election are:
Robert V. Adams, Philip J. Alford, Jean-Claude Asscher, Philip Black, Daniel L. Brenner, Howard Oringer and Jon F. Rager.

                 2. To approve amendments to the Company's 1994 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder from 800,000 to 1,400,000.

                 3. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder from 450,000 to 600,000.

                 4. To approve an amendment to the Company's Bylaws to authorize the Company's Board of Directors to approve loans to, and guarantees of the obligations of, the Company's officers.

                 5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1995.

                 6. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Only record holders of Common Stock at the close of business on March 23, 1995 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

         All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

                                              By Order of the Board of Directors


                                              Ronald W. Buckly
                                              Secretary


Calabasas, California
April 11, 1995

                                    TEKELEC
                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Tekelec ("Tekelec" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held Friday, May 12, 1995 at 9:30 a.m., California time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). The Annual Meeting will be held at the Company's corporate headquarters located at 26580 W. Agoura Road, Calabasas, California 91302.


         These proxy solicitation materials were first mailed on or about April 11, 1995 to all shareholders entitled to vote at the Annual Meeting.



         Only shareholders of record at the close of business on March 23, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 9,311,422 shares of Common Stock were issued and outstanding.


         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

         IN MARCH 1995, THE COMPANY EFFECTED A TWO-FOR-ONE STOCK SPLIT PURSUANT TO WHICH EACH SHAREHOLDER OF THE COMPANY RECEIVED ONE ADDITIONAL SHARE FOR EACH SHARE OF THE COMPANY'S COMMON STOCK HELD OF RECORD ON MARCH 17, 1995. ALL REFERENCES TO NUMBERS OF SHARES AND PER SHARE PRICES SET FORTH HEREIN, IN THE NOTICE AND IN THE ENCLOSED PROXY CARD HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT.

VOTING AND SOLICITATION

         Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled (one vote per share of Common Stock), or distribute such votes on the same principle among as many candidates as the shareholder chooses, provided that votes cannot be cast for more than seven candidates. However, no shareholder may cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting prior to the voting, of such shareholder's intention to cumulate votes. The candidates receiving the highest number of votes up to the number of directors to be elected will be elected. On all other matters, each share of Common Stock has one vote. Except as otherwise required by law or the Company's Articles of Incorporation, the affirmative vote of a majority of shares represented and voting at the Meeting (which shares voting affirmatively must also constitute at least a majority of the required quorum) is required for the approval of such other matters. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes, and may be entitled to vote on other matters).

         The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $1,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's annual meeting of shareholders to be held in 1996 must be received by the Company no later than December 6, 1995 in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 12, 1995.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and such time as his successor is duly elected and qualified or until the earlier of his resignation, removal or death.

         The names of the nominees, and certain information about them, are set forth below:

Name                           Age         Position(s) with the Company          Director Since
- - ----                           ---         ----------------------------          --------------
Jean-Claude Asscher            66          Chairman of the Board                     1972

Robert V. Adams                63          Director                                  1991

Philip J. Alford               41          Director and President                    1994

Philip Black                   40          Director                                  1994

Name                           Age         Position(s) with the Company          Director Since
- - ----                           ---         ----------------------------          --------------
Daniel L. Brenner              43          Director                                  1990

Howard Oringer                 52          Director                                  1992

Jon F. Rager                   55          Director                                  1981

         There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

         Mr. Asscher has been a director of the Company since July 1972 and Chairman of the Board since June 1982. He served as President of the Company from October 1975 to June 1982, and as Vice President from July 1972 to May 1973. He has been the President and principal shareholder of Tekelec-Airtronic, S.A. ("Tekelec-Airtronic"), a French electronics company, since he founded that company in 1961. See "Certain Relationships and Related Transactions" below.

         Mr. Adams has been a director of the Company since December 1991. Since March 1989, he has been the Chief Executive Officer and President of Xerox Technology Ventures, a venture capital company which identifies, develops and manages new business opportunities for Xerox Corporation.

         Mr. Alford has been a director and President of the Company since January 1994. He served as the Company's Chief Financial Officer from June 1985 until February 1994, as Vice President, Finance from May 1986 until October 1990, as Senior Vice President from October 1990 until July 1993, and as Senior Vice President and General Manager, International Division from July 1993 until January 1994.


         Mr. Black became a director of the Company in 1981, resigned in October 1991 and was re-elected in February 1994. He also served as the Company's Vice President from September 1979 until June 1982, as President from June 1982 until August 1987, as Chief Executive Officer from December 1985 until August 1987 and as Vice Chairman of the Board from August 1987 until October 1991. From March 1990 until August 1991, Mr. Black served as Managing Director of Echelon Europe, Ltd., a sense and control networking company. In September 1991, Mr. Black became Chief Executive Officer, Treasurer and a director of Avalon Control Technologies, a private consulting firm for industrial networks, and served in those capacities until June 1994 when that company ceased operations. Since April 1994, Mr. Black has served as President and Chief Executive Officer of Chevry, a software marketing company.


         Mr. Brenner has been a director of the Company since May 1990. From September 1986 to June 1992, he was an Adjunct Professor of Law and the Director of the Communications Law Program at the University of California, Los Angeles. In June 1992, Mr. Brenner assumed his present position as Vice President, Law and Regulatory Policy for the National Cable Television Association. Mr. Brenner served on the Board of Directors of the Corporation for Public Broadcasting from November 1986 to March 1991, and served as its Vice Chairman from 1989 to March 1991.

         Mr. Oringer has been a director of the Company since January 1992. From February 1987 until November 1994, he served as Chairman of the Board and Chief Executive Officer of TeleSciences, Inc., a manufacturer of telecommunications equipment. Since November 1994, Mr. Oringer has served as Managing Director of Communications Capital Group, a consulting firm. From January 1994 until July 1994, Mr. Oringer also served as a consultant to the Company. See "Compensation of Directors" below.

         Mr. Rager became a director of the Company in October 1975, resigned in September 1979 and was re-elected in January 1981. Since 1976, Mr. Rager has been a practicing accountant with, and President of, Rager Bell Doskocil & Meyer CPAs (and its predecessors).

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors held a total of ten meetings during 1994. During 1994, each director of the Company attended at least 80% of the aggregate of all meetings of the Board of Directors held during the period for which he was a director and all meetings held by the committees of the Board on which he served.


         The Audit Committee, which during 1994 was comprised of Messrs. Adams, Brenner and Rager (Chairman) until July 1994, and of Messrs. Adams, Brenner, Rager and Black thereafter, met four times during 1994. The Audit Committee recommends the engagement of independent auditors, reviews accounting policies, internal accounting controls and results of audit engagements and generally performs functions related to the financial condition and policies of the Company. The Compensation Committee, which during 1994 was comprised of Messrs. Brenner and Rager (Chairman) until July 1994, and of Messrs. Brenner, Rager and Adams thereafter, met once during 1994 and acted eleven times by unanimous written consent. The Compensation Committee is responsible for administering the Company's Amended and Restated 1984 Stock Option Plan and 1994 Stock Option Plan, including determining the persons to whom options are granted and the terms of such options. The Company does not have a nominating committee or any committee performing the function thereof.


COMPENSATION OF DIRECTORS

         The Company currently pays each non-employee director a quarterly fee of $2,500, plus $1,000 for attending a Board of Directors' meeting in excess of four hours, $500 for attending a Board of Directors' meeting of four hours or less and reimbursement for reasonable expenses for attending a Board of Directors' meeting. In addition, each member of the Compensation Committee receives $500 per quarter, each member of the Audit Committee receives $500 for attending a committee meeting and the Chairman of the Audit Committee receives $500 per quarter. Committee members also receive reimbursement for reasonable expenses for attending a committee meeting.

         Directors who are not employees of the Company are ineligible to participate in the Company's Amended and Restated 1984 Stock Option Plan, 1994 Stock Option Plan and Employee Stock Purchase Plan. Under the Company's Non-Employee Director Equity Incentive Plan (the "Director Plan"), each non-employee director as of July 24, 1993 automatically received, and each non-employee director elected at the Company's annual shareholder meetings in 1996 and 1999 will automatically be granted, a nonstatutory stock option to purchase 30,000 shares of the Company's Common Stock (the dates of such grants are hereinafter referred to as "Regular Grant Dates"). A non-employee director elected or appointed to the Board after July 24, 1993 other than on a Regular Grant Date automatically receives a nonstatutory stock option covering a pro rata number of shares. All options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of seven years and terminate seven months after a director ceases to serve as a non-employee director of the Company. Options granted on a Regular Grant Date vest in 12 equal quarterly installments as long as the holder remains a non-employee director of the Company; options granted on dates other than Regular Grant Dates vest in the same number of quarterly installments as would be remaining with respect to the unvested portion of the options granted under the Director Plan as of the last Regular Grant Date.

         In January 1994, the Company entered into a six-month Consulting Agreement with Mr. Oringer pursuant to which Mr. Oringer performed consulting services for the Company in consideration for $1,000 per day of services performed and the issuance to him of five-year warrants to purchase 20,000 shares of the Company's Common Stock at an exercise price of $3.4375 per share (i.e., the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant). The warrants vested in five equal monthly installments over the term of the Consulting Agreement and Mr. Oringer was paid a total of $52,000 under the Consulting Agreement.

         In accordance with the terms of the Director Plan, upon his election to the Board in February 1994, Mr. Black was granted an option to purchase 22,500 shares of the Company's Common Stock at an exercise price of $4.3125 per share. Such options vest and become exercisable in nine equal quarterly installments commencing March 31, 1994. In April 1994, in connection with Mr. Black's election to the Board, the Company granted to him seven-year warrants to purchase 10,000 shares of the Company's Common Stock at an exercise price of $3.375 per share (i.e., the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant). Such warrants vest in 20 equal quarterly installments commencing April 19, 1994 and continuing as long as Mr. Black remains a director of the Company.

                           COMMON STOCK OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1995 by (i) each person who is known to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each of the executive officers named in the Summary Compensation Table on page 9 and (iv) all current directors and officers of the Company as a group:


NAME OF BENEFICIAL OWNER(1)                           SHARES BENEFICIALLY OWNED               PERCENT OF CLASS
- - --------------------------                            -------------------------               ----------------
Jean-Claude Asscher                                          3,868,520(2)(3)                         42.1%
Tekelec-Airtronic, S.A.
5, rue Carle Vernet
92315 Sevres Cedex, France

Edouard Givel                                                2,767,064(4)                            30.1
Natinco, S.A.
26, rue de l'Athenee
1206 Geneva, Switzerland

Kopp Investment Advisors, Inc.                               1,317,320(5)                            14.4
6600 France Ave. S., Suite 672
Edina, MN  55435

Bentley Capital Management, Inc.                               542,000(6)                             5.9
520 Madison Avenue
New York, NY 10022

Philip J. Alford                                               179,260(3)                             1.9

Robert V. Adams                                                 49,746(3)                             *

Shigeru Suzuki                                                  48,538(3)                             *

Howard Oringer                                                  37,688(3)                             *

Gilles C. Godin                                                 34,700(3)                             *

Daniel L. Brenner                                               22,772(3)                             *

Philip Black                                                    15,000(3)                             *

William C. Shaw                                                  9,770(3)                             *

Jon F. Rager                                                     9,672(3)(7)                          *

Allan J. Toomer                                                  8,000(3)                             *

Peter N. Vicars                                                      0(8)                             0

All current directors and officers
as a group (12 persons)                                      4,292,666(2(3)(7)                       45.2


- - -------------------------
*   Less than one percent.
                                         (footnotes continued on following page)

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Includes 2,767,064 shares which are owned by Mr. Givel and of which Mr. Asscher may be deemed a beneficial owner (see footnote 4 below), and 975,292 shares owned by Tekelec-Airtronic, a French corporation of which Mr. Asscher is the President and majority shareholder.

(3) Includes 116,000, 11,500, 20,000, 27,702, 36,500, 34,700, 2,500, 21,000,
    15,000, 8,000, 8,000 and 309,902 shares subject to options and/or warrants held by Messrs. Alford, Adams, Asscher, Suzuki, Oringer, Godin, Rager, Brenner, Black, Shaw and Toomer and all current directors and officers as a group, respectively, which are exercisable or become exercisable within 60 days after March 1, 1995.

(4) These shares are held in the name of Natinco, S.A. ("Natinco"), a Luxembourg investment company which holds minority interests in a number of Europe-based companies, including a minority interest in Tekelec-Airtronic. Mr. Givel has advised the Company that he owns substantially all of the equity interest in Natinco and holds the shares in the Company for investment only. Mr. Asscher has from time to time acted for, and is the advisor to, Mr. Givel with respect to his investment in the Company. Due to Mr. Asscher's relationship with Mr. Givel and his role as advisor, Mr. Asscher may be deemed to share voting and investment power with respect to these shares and therefore to be a beneficial owner thereof within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934. Mr. Asscher has advised the Company that he has no beneficial or financial interest in Natinco and that he disclaims beneficial ownership of these shares.

(5) Based on a Schedule 13G dated February 10, 1995, wherein Kopp Investment Advisors, Inc. reported shared dispositive power as to 1,317,320 shares.


(6) Based on a Schedule 13D dated March 3, 1995.



(7) 7,172 of these shares are held by TI Partners, a partnership of which Mr. Rager is the managing general partner, as to which shares Mr. Rager has sole voting and investment power. Mr. Rager, together with a trust of which he is the trustee and a beneficiary, owns a majority interest in such partnership.



(8) Based on the records of the Company's transfer agent.



COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission ("SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates during 1994. Based on the written representations of the Company's directors, officers and ten percent shareholders and copies of the reports they have filed with the SEC, the Company believes that during 1994 all directors, officers and ten percent shareholders of the Company filed on a timely basis all reports required to be filed under Section 16(a).

                               EXECUTIVE OFFICERS

         The executive officers of the Company, and certain information about them, are as follows:

Name                      Age              Title
- - ----                      ---              -----
Philip J. Alford          41      President
Allan J. Toomer           52      Senior Vice President and General Manager, Network Switching Division
William C. Shaw           47      Senior Vice President and General Manager, Network Diagnostic Division
Shigeru Suzuki            45      Vice President, Japan Operations and President, Tekelec, Ltd.
Gilles C. Godin           36      Vice President, Finance and Chief Financial Officer
William J. Minchin        58      Vice President, Operations

         Officers are appointed by and serve at the discretion of the Board of Directors. For information concerning Mr. Alford, see "Election of Directors - Nominees" above.

         Mr. Toomer joined the Company in October 1992 as Senior Vice President, Network Products and became Senior Vice President and General Manager, Network Switching Division in July 1993. From 1973 until June 1992, he held various officer positions at Northern Telecom, Inc., a telecom-munications equipment manufacturer, where he most recently served as Vice President, Customer Service.

         Mr. Shaw joined the Company in November 1993 as Senior Vice President and General Manager, Network Diagnostic Division. He was employed by Hewlett-Packard from April 1990 until November 1993 as a Business Unit Manager at its Colorado Telecommunications Division, and from 1983 until April 1990, as the Marketing and Research and Development Manager for its Roseville Personal Computer Division.

         Mr. Suzuki joined the Company in September 1985 as President of Tekelec, Ltd., the Company's wholly owned Japanese subsidiary, and has also served as the Company's Vice President, Japan Operations since May 1988.

         Mr. Godin joined the Company in November 1986 as Controller and served as Corporate Controller from October 1990 until July 1993 and as Treasurer from October 1990 until February 1994. Mr. Godin has served as Vice President, Finance since July 1993 and as Chief Financial Officer since February 1994.

         Mr. Minchin joined the Company in April 1988 as Vice President, Operations.

[B                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information for the three years ended December 31, 1994 concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's President, the Company's former Chief Executive Officer and each of the Company's four most highly compensated executive officers other than its President for the year ended December 31, 1994:


                                                      ANNUAL COMPENSATION                       LONG-TERM
                                        --------------------------------------------------     COMPENSATION
                                                                              OTHER              AWARDS
    NAME AND                                                                  ANNUAL          -------------        ALL OTHER
PRINCIPAL POSITION              YEAR    SALARY($)(1)    BONUS($)(2)     COMPENSATION($)(3)      OPTIONS(#)     COMPENSATION($)(4)
- - ------------------              ----    ------------    -----------     ------------------    -------------    ------------------
Philip J. Alford(5)             1994      $210,000        $80,000(6)         $  --               50,000            $    530
President                       1993       150,328              0               --              100,000(7)                0
                                1992       148,000              0               --               20,000               1,366

Peter N. Vicars(8)              1994        19,182              0               --                    0             485,515(9)
Former Chief Executive          1993       237,548              0               --              150,000(7)                0
  Officer and President         1992       250,000              0               --               30,000                 865

Shigeru Suzuki                  1994       227,945         49,423               --               20,000                   0
Vice President, Japan           1993       215,918              0               --               82,000(7)                0
  Operations and                1992       198,627              0               --               10,000                   0
  President, Tekelec, Ltd.

Allan J. Toomer(10)             1994       168,270         55,500               --               80,000               2,310
Senior Vice President and       1993       155,000              0               --               80,000(7)                0
  General Manager,              1992        32,308              0               --               80,000                   0
  Network Switching Division

William C. Shaw(11)             1994       165,000         50,063            136,240(12)        120,000(14)           1,306
Senior Vice President and       1993        21,575          2,286(13)        158,997(12)         80,000                   0
  General Manager,
  Network Diagnostic Division

Gilles C. Godin                 1994       128,847         60,000(6)            --               50,000                   0
Vice President, Finance         1993        92,789              0               --               50,200(15)               0
  and Chief Financial Officer   1992        85,118              0               --                8,000                   0


- - ----------------------------------

(1) Includes amounts, if any, deferred by the named officer pursuant to the Company's 401(k) Plan.

(2) Bonuses are based on Company performance and, except as otherwise noted in footnotes 6 and 13 below, were paid under the Company's Officer Bonus Plan. No bonuses were paid to the named officers for services performed in 1992 or 1993 except for the bonus paid to Mr. Shaw for 1993 as noted in footnote 13 below.

(3) As permitted under the rules of the Securities and Exchange Commission, no amounts are shown with respect to any perquisites paid to a named officer unless the aggregate amounts of such perquisites exceeds the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus of a named officer.

(4) The amounts shown in this column for 1992 and 1994 (except for Mr. Vicars for 1994) represent Company matching contributions allocated under the Company's 401(k) Plan to the accounts of the named officers.

(5)      Mr. Alford became President of the Company in January 1994.

(6) Amounts shown for 1994 with respect to Messrs. Alford and Godin include $16,400 and $21,000, respectively, paid to them as discretionary bonuses.

(7) Such options were granted in May 1993 under the Company's Amended and Restated 1984 Stock Option Plan (the "1984 Plan") in exchange for certain existing options.
                                         (footnotes continued on following page)

(8)      Mr. Vicars resigned in January 1994.

(9) Of such amount, $41,765 was paid to Mr. Vicars for accrued but unused vacation and $443,750 was paid to Mr. Vicars as severance compensation during 1994 under the terms of the Company's Officer Severance Plan. See "Employment Agreements and Termination of Employment and Change-in-Control Arrangements" and "Certain Transactions" below.

(10)     Mr. Toomer's employment with the Company commenced in October 1992.

(11)     Mr. Shaw's employment with the Company commenced in November 1993.

(12) These amounts were paid or accrued as reimbursement for certain relocation and moving expenses (including $1,742 and $59,688 paid in 1993 and 1994, respectively, as reimbursement for related income taxes). See "Employment Agreements and Termination of Employment and Change-in-Control Arrangements" below.

(13) Mr. Shaw was paid this amount as a guaranteed bonus for 1994 in connection with the commencement of his employment with the Company. See "Employment Agreements and Termination of Employment and Change-in-Control Arrangements" below.

(14) Includes an option to purchase 80,000 shares which was originally granted to Mr. Shaw in November 1993 under the 1984 Plan and was subsequently amended in March 1994 solely to reduce the exercise price thereof. See "Option Grants in 1994," "Repricing of Options" and "Board of Directors and Compensation Committee Reports on Executive Compensation-Compensation Committee Report on Executive Compensation" below.

(15) Includes options to purchase an aggregate of 20,200 shares granted to Mr. Godin in May 1993 under the 1984 Plan in exchange for certain previously granted options.


OPTION GRANTS IN 1994

         The following table sets forth certain information concerning stock option grants in 1994 to the executive officers named in the Summary Compensation Table:



                                                 INDIVIDUAL GRANTS
                          -------------------------------------------------------------
                                             PERCENT
                            NUMBER OF        OF TOTAL
                            SECURITIES       OPTIONS
                            UNDERLYING      GRANTED TO        EXERCISE                       GRANT DATE
                              OPTIONS        EMPLOYEES          PRICE       EXPIRATION        PRESENT
      NAME                 GRANTED(#)(1)    IN 1994(2)      ($/SHARE)(3)      DATE            VALUE(4)
      ----                 ------------     ----------      -----------     ----------       ----------
 Philip J. Alford            50,000(5)          3.9%           $3.375         2/01/04          $33,015

 Shigeru Suzuki              20,000(5)          1.6             3.00          3/31/04           11,972

 Allan J. Toomer             40,000(5)          3.2             3.25          3/04/04           25,756
                             40,000(6)          3.2             4.00          9/14/04           32,456

 William C. Shaw             40,000(5)          3.2             3.25          3/04/04           25,756
                             80,000(7)          6.3             3.595        11/02/03           49,700

 Gilles C. Godin             50,000(5)          3.9             3.375         2/01/04           33,015


- - ----------------------------------

(1) Such options vest and become exercisable in 20 equal quarterly installments over five years and were granted for terms of ten years subject to earlier termination under certain circumstances relating to termination of employment.

(2) In 1994, the Company granted options to employees to purchase an aggregate of 1,269,640 shares, of which options covering 743,360 shares were granted under the Company's 1984 Plan and options covering 526,280 shares were granted under the Company's 1994 Stock Option Plan (the "1994 Plan").


                                         (footnotes continued on following page)

(3) The exercise price per share of all such options was not less than 100% of the reported closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

(4) The Grant Date Present Value is equal to the grant date option value calculated using a modified Black-Scholes American Options Pricing Model (the "Black-Scholes Model"), adjusted to reflect the risk that the options will be forfeited prior to exercise. Black-Scholes Model input assumptions included: (a) an option term of 5.039 years equal to the average vesting period of options granted plus 2.539 years (the average time between vesting and exercise for the Company's optionholders during 1990-1994);
    (b) an interest rate equal to the interest rate on U.S. government debt instruments with maturities approximately equal to the options' expected time to exercise; (c) volatility equal to the standard deviation of Tekelec Common Stock, calculated using monthly closing stock prices for the period from May 1989 to April 1994; and (d) an expected dividend yield of 0%. The risk of forfeiture was calculated by applying the annualized weighted-average occurrence of cancellation of the Company's options prior to exercise for the period during 1990-1994 (20.18%) compounded over the expected 5.039-year option term. There can be no assurance that the value realized by an optionee will be at or near the value estimated by the Black-Scholes Model.

(5) Such options were granted under the 1984 Plan.

(6) Such options were granted under the 1994 Plan.

(7) Such options were originally granted under the 1984 Plan in November 1993 and were amended in March 1994 solely to reduce the exercise price thereof to $3.595 per share. See "Repricing of Options" below.


AGGREGATED OPTION EXERCISES IN 1994 AND OPTION VALUES AT DECEMBER 31, 1994

         The following table sets forth certain information concerning stock option exercises during 1994 and unexercised options held as of December 31, 1994 by the executive officers named in the Summary Compensation Table:

                                                          NUMBER OF SECURITIES                   VALUE OF
                           SHARES                         UNDERLYING UNEXERCISED          UNEXERCISED IN-THE-MONEY
                          ACQUIRED                        OPTIONS AT 12/31/94(#)          OPTIONS AT  12/31/94($)*
                             ON           VALUE        ----------------------------    ------------------------------
     NAME                EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
     ----                -----------    -----------    -----------    -------------    -----------      -------------
 Philip J. Alford             0           $   0          130,500          99,500         $1,658,936      $1,280,939

 Peter N. Vicars           68,800          120,400          0               0                  0               0

 Shigeru Suzuki            36,000          244,590        22,584          51,416            291,633         670,612

 Allan J. Toomer              0               0           40,000         120,000            514,840       1,537,560

 William C. Shaw           18,000          162,360         6,000          96,000             77,745       1,243,920

 Gilles C. Godin              0               0           29,550          73,050            390,286         960,332

- - --------------------------------
* Represents the difference between the closing price of the Company's Common Stock on December 30, 1994 as reported on the Nasdaq National Market (i.e., $16.4375) and the exercise price of such options.


TEKELEC, LTD. RETIREMENT PLAN


         In January 1990, Tekelec, Ltd., the Company's wholly owned Japanese subsidiary, adopted Retirement Pension Rules (the "Plan") to provide retirement benefits to its employees, other than directors and certain other specified categories of employees, who have completed at least three years of service. Effective January 1994, the Plan was amended to provide retirement benefits to directors as well as to employees. The benefit payable under the Plan to a director is based on years of eligible service and a director's highest monthly compensation during his or her service as a director. A director who retires other than at retirement age with at least three years of eligible service is entitled to receive one lump sum payment equal to a multiple (ranging from one to three for a director with three years of eligible service to 47 for a director with 40 years of eligible service) of his or her highest monthly compensation.


         If a director of Tekelec, Ltd. retires at retirement age after at least 20 years of eligible service, in lieu of the lump sum payment described above, he or she will receive a retirement benefit payable over ten years or, under certain circumstances, in one lump sum payment equal to the present value of future amounts otherwise payable. Such retirement benefit ranges from a monthly amount of 26% of a director's highest monthly salary, for a director with 20 years of eligible service, to 51% of such salary for a director with 40 or more years of eligible service.

         If a director dies before receiving all or any part of the benefit to which he or she would be entitled under the Plan, such benefit would be paid to his or her surviving spouse or other relative.


         Mr. Suzuki currently participates in the Plan. As of April 1, 1995, Mr. Suzuki was credited with nine years of eligible service and would be entitled to receive approximately $239,000 as a lump sum payment under the Plan if his employment were terminated by Tekelec Ltd.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In May 1993, the Company implemented an officer severance plan (the "Severance Plan") pursuant to which officers of the Company are entitled to receive certain severance benefits following termination of employment, if such termination is non-temporary, involuntary and without cause. In addition, if there is a "change in control" of the Company, an officer will receive benefits under the Severance Plan if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control.

         Each eligible officer is entitled to severance pay based on his or her highest annual compensation (i.e., base salary plus bonus), the number of years employed by the Company and the highest office attained prior to termination. Based on such factors, the amounts that would be payable under the Severance Plan to Messrs. Alford, Suzuki, Toomer, Shaw and Godin if their employment were terminated as of April 1, 1995 and they were eligible for severance benefits under the Severance Plan would be $457,500, $389,025, $192,400, $188,050 and
$262,500, respectively. Mr. Vicars, whose employment relationship with the Company was terminated as of January 31, 1994, received severance compensation under the Severance Plan totalling $532,500. See "Summary Compensation Table" above and "Certain Relationships and Related Transactions" below.

         In October 1993, Mr. Shaw accepted an offer of employment with the Company pursuant to which he became Senior Vice President and General Manager, Network Diagnostic Division. Under the terms of his employment, as amended to date, Mr. Shaw received a guaranteed bonus of $14,850 during his first year of employment with the Company and certain relocation benefits in the aggregate amount of $295,237 in connection with the relocation of his primary residence to California. See "Summary Compensation Table" above.

         In February 1994, the Company agreed that in the event either Mr. Alford's or Mr. Godin's employment with the Company is terminated under circumstances entitling such officer to severance benefits under the Severance Plan, then the options to purchase 50,000 shares of the Company's Common

Stock granted to each of them in February 1994 will vest and become exercisable in full upon such termination.

         In September 1994, Mr. Toomer entered into an early retirement agreement with the Company pursuant to which, upon the termination of his employment with the Company at either his or the Company's election and provided he has met certain performance objectives, Mr. Toomer would be entitled to receive in lieu of any benefits which might otherwise be payable to him under the Severance Plan (i) a payment equal to 130% of the sum of his then current salary and the highest annual bonus paid to him by the Company and (ii) the accelerated vesting of all incentive stock options then held by him. If such performance objectives are not met, Mr. Toomer would remain eligible to receive severance benefits under the Severance Plan.

REPRICING OF OPTIONS

         In March 1994, the Company amended options previously granted under the 1984 Plan in October 1993 and November 1993 to purchase an aggregate of 87,000 shares and 80,000 shares, respectively, with exercise prices of $5.50 and $5.625 per share, respectively, solely to provide for a new exercise price equal to $3.595 per share, which amended exercise price exceeded the then current market price of $3.25 per share. See "Board of Directors and Compensation Committee Reports on Executive Compensation - Compensation Committee Report on Executive Compensation" below.

         The following table sets forth, for the period commencing May 19, 1986 (i.e., the date of the Company's initial public offering) and ending December 31, 1994, certain information concerning the repricing of options held by the executive officers named in the Summary Compensation Table and any person who was an executive officer of the Company at the time of such repricing:

                                  NUMBER OF                                                     LENGTH OF
                                 SECURITIES      MARKET PRICE       EXERCISE                 ORIGINAL OPTION
                                 UNDERLYING       OF STOCK AT       PRICE AT         NEW      TERM REMAINING
                                   OPTIONS          TIME OF          TIME OF      EXERCISE      AT DATE OF
NAME                     DATE   REPRICED (#)     REPRICING ($)    REPRICING ($)   PRICE ($)     REPRICING
- - ------------------------------------------------------------------------------------------------------------
Philip J. Alford       5/14/93     57,552           3.125            8.6875         3.595        93 months
  President            5/14/93     22,448           3.125            8.6875         3.595        93 months
                       5/14/93     20,000           3.125            7.375          3.595       104 months

Peter N. Vicars        12/5/87    222,220           1.875            2.25           1.875        80 months
Former Chief           12/5/87     27,780           1.875            2.25           1.875        80 months
  Executive Officer    5/14/93     57,552           3.125            8.6875         3.595        93 months
  and President        5/14/93     62,448           3.125            8.6875         3.595        93 months
                       5/14/93     30,000           3.125            7.375          3.595       104 months

Shigeru Suzuki         12/5/87     10,000           1.875            3.5625         1.875        71 months
Vice President,       10/28/89     12,000           4.375            6.75           4.375       114 months
  Japan Operations     5/14/93     12,000           3.125            4.375          3.595        72 months
  and President,       5/14/93     57,552           3.125            8.6875         3.595        93 months
  Tekelec, Ltd.        5/14/93      2,448           3.125            8.6875         3.595        93 months
                       5/14/93     10,000           3.125            7.375          3.595       104 months



                                             (table continued on following page)

                                  NUMBER OF                                                     LENGTH OF
                                 SECURITIES      MARKET PRICE       EXERCISE                 ORIGINAL OPTION
                                 UNDERLYING       OF STOCK AT       PRICE AT         NEW      TERM REMAINING
                                   OPTIONS          TIME OF          TIME OF      EXERCISE      AT DATE OF
NAME                     DATE   REPRICED (#)     REPRICING ($)    REPRICING ($)   PRICE ($)     REPRICING
- - ------------------------------------------------------------------------------------------------------------
Allen J. Toomer        5/14/93     80,000           3.125            6.25           3.595       113 months
Senior Vice
  President and
  General Manager,
  Network Switching
  Division

William C. Shaw        3/04/94     80,000           3.25             5.625          3.595       116 months
Senior Vice
  President and
  General Manager,
  Network Diagnostic
  Division

Gilles C. Godin        5/14/93      4,200           3.125            4.375          3.595        81 months
Vice President,        5/14/93      8,000           3.125            8.6875         3.595        93 months
  Finance and          5/14/93      8,000           3.125            8.25           3.595       107 months
  Chief Financial
  Officer

William J. Minchin     5/14/93     50,000           3.125            8.6875         3.595        93 months
Vice President,        5/14/93     12,000           3.125            7.375          3.595       104 months
  Operations

William Atkinson       5/14/93     70,000           3.125            9.25           3.595        98 months
Former Vice            5/14/93     16,000           3.125            7.375          3.595       104 months
  President and
  General Manager,
  Network Monitoring
  Division

Joseph A. Noble        12/5/87     22,455           1.875            3.5625         1.875        71 months
Former Vice            12/5/87     22,344           1.875            3.5625         1.875        71 months
  President, Sales

Fred Tinch            10/28/89     10,000           4.375            6.75           4.375       114 months
Former Vice            5/14/93     16,000           3.125            7.375          3.595       104 months
  President,           5/14/93     10,000           3.125            4.375          3.595        72 months
  Engineering-
  Network
  Products

Janice Waterman        5/14/93     30,000           3.125            9.25           3.595        98 months
Former Vice            5/14/93     10,000           3.125            7.375          3.595       104 months
  President, Human
  Resources

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1994, the Compensation Committee consisted of Jon F. Rager and Daniel L. Brenner until July 1994, and of Messrs. Rager, Brenner and Adams thereafter, all of whom are non-employee directors. No member of the Compensation Committee is or was a current or former officer or an employee of the Company or any of its subsidiaries other than Mr. Rager who served as the Company's Treasurer from October 1975 to June 1985 and as its Secretary from October 1975 to December 1985.


                 BOARD OF DIRECTORS AND COMPENSATION COMMITTEE
                       REPORTS ON EXECUTIVE COMPENSATION

         The Board of Directors and the Compensation Committee of the Board of Directors share responsibility for determining and administering the Company's compensation program for its executive officers. The Company's executive compensation program consists of both cash-based and stock-based compensation. The Board of Directors is responsible for determining the annual base salaries of the Company's executive officers and approving the terms of the officer bonus plan and has delegated to the Compensation Committee the responsibility of administering the Company's stock option plans pursuant to which stock options are granted as an additional incentive to key employees.

         The reports on executive compensation by the Board of Directors and the Compensation Committee and the Performance Graph on page 19 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The principal objectives of the Company's executive compensation program are to attract, motivate and retain qualified, experienced individuals to serve as officers of the Company and to provide incentives to attain the financial and strategic objectives of the Company. The Company's executive compensation program consists of three basic components -- annual base salaries, cash bonuses and stock options.

         The Board of Directors reviews and approves the salaries of all executive officers. Annual salaries are based on consideration of a number of factors, including an officer's responsibilities, experience and qualifications, an evaluation of such officer's past performance and contributions to the Company, information concerning competitive compensation and the Company's operating results and financial condition. Due to the Company's net losses in 1992 and 1993 and its financial condition at December 31, 1993, salaries of its executive officers were increased during 1994 only in connection with an officer's promotion or assumption of additional responsibilities.

         The Board believes that a significant portion of each officer's annual compensation should be related to the Company's financial performance. Accordingly, under the terms of the Officer Bonus Plan for 1994, each executive officer was eligible to receive a cash bonus equal to a percentage of his or her annual base salary if the Company achieved certain pre-established financial performance goals. Bonuses would only be paid if the Company's revenues and operating income met or exceeded both a threshold 105% of the revenue goal and the operating income goal set forth in the Company's business plan.

         Based on the Company's financial results in 1994, an aggregate of $279,586 in bonuses was earned by the Company's executive officers under the Officer Bonus Plan. Individual bonuses ranged from 20% to 30% of an officer's base salary. In addition to such bonuses received under the Officer Bonus Plan and in recognition of the Company's improvement in 1994 in its financial results and financial condition, the Board awarded discretionary bonuses to Messrs. Alford and Godin in the amounts of $16,400 and $21,000, respectively.

         The Board was also responsible for determining the annual base salary of Philip Alford, the Company's President since January 15, 1994. In determining Mr. Alford's base salary, the Board took into consideration the same factors that were considered in setting the base salaries of the Company's other executive officers. Under the terms of the Officer Bonus Plan for 1994, Mr. Alford was eligible to receive a cash bonus equal to a percentage (a minimum of 15% and a maximum of 30%) of his annual base salary if the Company achieved a specified threshold percentage (at least 105%) of the revenue and operating income goals set forth in the Company's business plan. Although Mr. Alford is a member of the Board of Directors, he did not participate in any discussions or decisions of the Board or the Compensation Committee regarding the setting of his salary or the awarding of any bonus. For services rendered in 1994, Mr. Alford's cash compensation consisted of base salary in the amount of $210,000 and a bonus of $80,000.

         Under recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Proposed regulations to implement the new limitation were published in December 1993. Although the $1 million limitation became effective with the 1994 fiscal year, certain provisions will not apply to the Company until future years, and qualifying performance-based compensation will not be subject to the deductibility limitation if certain conditions are met. Based upon the Company's current compensation plans and policies and the proposed regulations under Section 162(m), it appears that the compensation to be paid to the Company's executive officers for 1995 will not exceed the $1 million limitation per officer.

                                                   BOARD OF DIRECTORS

                                                   Jean-Claude Asscher, Chairman
                                                   Robert V. Adams
                                                   Philip J. Alford
                                                   Philip Black
                                                   Daniel L. Brenner
                                                   Howard Oringer
                                                   Jon F. Rager


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Stock Options. Options to purchase the Company's Common Stock are a key component of the Company's executive compensation program. The Compensation Committee views the grant of stock options as a valuable incentive to attract and retain key employees and to motivate them to maximize shareholder value. The Compensation Committee reviews and considers recommendations by the Company's President with regard to the grant of stock options to executive officers (other than the

President) and other key employees whose contributions and skills are important to the long-term success of the Company. Each officer typically receives a stock option grant upon first joining the Company and thereafter is eligible to receive additional stock options. In determining the size and other terms of an option grant to an executive officer, the Compensation Committee considers a number of factors, including such officer's position and responsibilities, individual job performance, previous stock option grants (if any) and length of service to the Company.

         The exercise price of options is not less than the market price of the Company's Common Stock on the date of grant. Options generally vest over five years in 20 equal quarterly, or five equal annual, installments following the date of grant as long as the optionee remains an employee of the Company and, therefore, encourage an optionee to remain in the employ of the Company. In 1994, options to purchase an aggregate of 320,000 shares of Common Stock were granted to all executive officers as a group and represented 25.2% of all options granted in 1994. Information concerning options granted during 1994 to the executive officers named in the Summary Compensation Table is provided in the table entitled "Executive Compensation and Other Information - Option Grants in 1994."

         Option Repricing. In March 1994, the Compensation Committee repriced options previously granted to an executive officer and certain key employees under the 1984 Plan in October 1993 and November 1993 to purchase an aggregate of 87,000 and 80,000 shares, respectively, with exercise prices of $5.50 and $5.625 per share, respectively. The exercise prices of such options were amended to $3.595 per share (which amended price exceeded the then current market price of $3.25 per share and was equal to the exercise price of the Company's option repricing in May 1993). The market price of such stock options had declined following their grant and the Committee believed that such decline was undermining the Company's ability to retain and motivate the holders of such options. Accordingly, in order to enhance the retentional and motivational value of such options, the Committee approved the repricing of such options solely to amend the exercise prices thereof.

                                       COMPENSATION COMMITTEE

                                       Jon F. Rager, Chairman
                                       Robert V. Adams
                                       Daniel L. Brenner

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The following are certain transactions entered into between the Company and its officers, directors and principal shareholders and their affiliates since January 1, 1994:

         The Company sells products to Tekelec-Airtronic and its wholly owned subsidiaries which serve as distributors of the Company's products in Europe. During 1994, the aggregate sales of the Company's products to Tekelec-Airtronic and its subsidiaries were approximately $3,809,000. As of December 31, 1994, Tekelec-Airtronic and its subsidiaries owed the Company approximately $1,538,000 for purchases of the Company's products, of which approximately $576,000 was owed as of March 1, 1995. The Company anticipates that during 1995 it will sell products to Tekelec-Airtronic and its subsidiaries in an aggregate amount exceeding the aggregate amount of sales to such parties during 1994.

         The Company also purchases certain telecommunications test equipment and components from Tekelec-Airtronic and certain of its subsidiaries. During 1994, the Company purchased such equipment and components from Tekelec-Airtronic and its subsidiaries at an aggregate cost of approximately $49,000. As of December 31, 1994, the Company owed approximately $41,000 for purchases of such equipment and components, none of which was outstanding as of March 1, 1995. The Company anticipates that during 1995 it will continue to purchase telecommunications test equipment and components from, and may from time to time provide consulting services to, Tekelec-Airtronic and its subsidiaries, and expects that the aggregate amount of such transactions will not be significantly greater than the aggregate amount of such transactions during 1994.

         In satisfaction of the Company's obligations under the Company's Officer Severance Plan, the Company entered into an Employment Separation Agreement with each of Peter Vicars, William Atkinson and Janice Waterman pursuant to which such former officers of the Company were entitled to receive severance compensation of $532,500, $120,000 and $86,250, respectively, arising out of the termination of their respective employments with the Company in January 1994, December 1993 and December 1993, respectively. See "Executive Compensation and Other Information - Employment Agreements and Termination of Employment and Change-in-Control Arrangements" above.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Total Return Index for the Nasdaq National Market (U.S. Companies) and the Nasdaq Computer Manufacturers Index for the five-year period commencing January 1, 1990. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        AMONG TEKELEC, TOTAL RETURN INDEX FOR THE NASDAQ NATIONAL MARKET
            (U.S. COMPANIES) AND NASDAQ COMPUTER MANUFACTURERS INDEX


                                    [CHART]

                               12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94
                               --------   --------   --------   --------   --------   --------
TEKELEC                           100        162        150        106         85        387
Nasdaq National Market (U.S.)     100         85        136        159        181        177
Nasdaq Computer Mfrs.             100        107        149        200        190        209

- - ----------------------
* Assumes (i) $100 invested on January 1, 1990 in Tekelec Common Stock, Total Return Index for the Nasdaq National Market (U.S. Companies), and Nasdaq Computer Manufacturers Index and (ii) immediate reinvestment of all dividends.

                     PROPOSAL 2 - APPROVAL OF AMENDMENTS TO
                      THE COMPANY'S 1994 STOCK OPTION PLAN

         In 1994, the Board of Directors of the Company adopted and the shareholders of the Company approved the 1994 Stock Option Plan (the "1994 Plan") under which 800,000 shares of Common Stock were authorized for issuance pursuant to the exercise of stock options granted thereunder.

         In February 1995 and March 1995, the Board of Directors amended the 1994 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance thereunder by 100,000 and 500,000 shares, respectively. If such amendments are approved, a total of 1,400,000 shares will have been authorized for issuance under the 1994 Plan. As of March 1, 1995, a total of 10,870 shares had been issued upon the exercise of options under the 1994 Plan, a total of 761,760 shares was subject to outstanding options, and 27,370 shares (not including the 600,000-share increase subject to shareholder approval) remained available for option grants under the 1994 Plan. To the extent options have been or will be granted to purchase any of such additional 600,000 shares prior to obtaining shareholder approval of such amendments, such options are or will be expressly conditioned upon obtaining such approval. See "New Plan Benefits" below.

         AT THE ANNUAL MEETING, THE SHAREHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE AMENDMENTS TO THE 1994 PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY AN AGGREGATE OF 600,000 SHARES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENTS TO THE 1994 PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS.

NEW PLAN BENEFITS

         The following table sets forth certain information as of March 1, 1995 concerning stock options granted in 1995 by the Compensation Committee to key employees of the Company under the 1994 Plan, which grants are subject to and expressly conditioned upon shareholder approval of the amendments to the 1994 Plan increasing the number of shares authorized for issuance thereunder by an aggregate of 600,000 shares.

                                                            Number of
                                                        Shares Underlying
                     Name and Position                    Options(#)(1)
                     -----------------                  -----------------
Philip J. Alford                                              70,000
President

Gilles C. Godin                                               50,000
Vice President, Finance and Chief Financial Officer

Executive Group (6 persons)                                  120,000

Non-Executive Director Group (6 persons)                           0(2)

Non-Executive Officer Employee Group                               0


- - -----------------------------

(1) Such options are granted at an exercise price per share equal to the closing price of the Company's Common Stock on the date of grant.

(2) Only employees of the Company are eligible to participate in the 1994 Plan.

SUMMARY OF 1994 PLAN

         A summary of the principal provisions of the 1994 Plan is set forth below and is qualified in its entirety by reference to the 1994 Plan. A copy of the 1994 Plan is available from the Company's Secretary upon request.

PURPOSE

         The purposes of the 1994 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company's business;
(ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION

         The 1994 Plan is required to be administered by a committee designated by the Board of Directors and composed of not less than two disinterested non-employee Board members. The 1994 Plan is currently administered by the Compensation Committee of the Board, which is comprised of three disinterested non-employee directors. The interpretation and construction of any provision of the 1994 Plan is within the sole discretion of the members of the committee of the Board, whose determination is final and binding.

ELIGIBILITY

         The 1994 Plan provides that nonstatutory stock options and incentive stock options may be granted only to employees (including officers and directors who are also employees) of the Company. As administrator of the 1994 Plan, the Compensation Committee selects the optionees and determines the type of option (i.e., incentive or nonstatutory) and the number of shares to be subject to each option. In making such determination, there is taken into account a number of factors, including the employee's position and responsibilities, individual job performance, previous stock option grants (if any), length of service to the Company, and other relevant factors. As of March 1, 1995, approximately 310 persons were eligible to receive options and 144 optionees were holding options under the 1994 Plan.

TERMS OF OPTIONS

         Options granted under the 1994 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code), or nonstatutory stock options. Each option is evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

         (a) Number of Shares: The aggregate fair market value (determined as of the grant date) of the stock for which an employee may be granted incentive stock options that first become exercisable during any one calendar year under all the Company's plans may not exceed $100,000. In addition, the maximum number of shares which may be awarded as options under the 1994 Plan during any calendar year to any one optionee may not exceed 200,000 shares.

         (b) Exercise of the Option: The optionee must earn the right to exercise the option by continuing to work for the Company. Options granted under the 1994 Plan will become exercisable at such times and in such cumulative installments as the Compensation Committee determines subject to earlier termination of the option upon termination of the optionee's employment for any reason. Options are typically exercisable in cumulative installments (e.g., 20 equal quarterly installments) over five years. An option is exercised by giving to the Company written notice of exercise specifying the number of shares of Common Stock as to which the option is being exercised and by tendering payment to the Company of the purchase price. The form of payment for shares to be issued upon the exercise of an option is determined by the Compensation Committee and may consist of cash, check, previously owned shares of Common Stock, a combination thereof or such other consideration as is determined by the Compensation Committee.


         (c) Exercise Price: The exercise price per share for the shares to be issued pursuant to the exercise of an option is determined by the Committee and may not be less than 100% of the fair market value of the Common Stock on the grant date. The fair market value of the Common Stock on the date of an option grant will be equal to the closing price of the Common Stock on the Nasdaq National Market as reported in The Wall Street Journal on the date of the option grant. On March 31, 1995, the closing price of the Company's Common Stock on the Nasdaq National Market was $21.50 per share.


         (d) Termination of Employment: If the optionee's employment with the Company is terminated for any reason, other than death or total and permanent disability, the option may be exercised within three months after such termination as to all or part of the shares as to which the optionee was entitled to exercise the option at the time of termination.

         (e) Death or Disability: If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within six months after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

         (f) Expiration of Options: Options may not have a term greater than ten years from the grant date. No option may be exercised after its expiration.

         (g) Nontransferability of Option: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution or transfers between spouses incident to a divorce, and is exercisable only by the optionee during his or her lifetime or, in the event of the death of the optionee, by the estate of the optionee or by a person who acquires the right to exercise the option by bequest or inheritance.

         (h) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1994 Plan as may be determined by the Compensation Committee.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

         In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1994 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options, and in the number of shares available for issuance under the 1994 Plan. In the event of a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, or the merger, consolidation or reorganization of the Company with or into another corporation as a result of which the Company is not the surviving corporation, outstanding options will be assumed by the successor corporation or the Board of Directors will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise all or a portion of the shares covered by such option, including shares as to which the option would not otherwise be exercisable.

AMENDMENT AND TERMINATION

         The Compensation Committee may amend or terminate the 1994 Plan at any time or from time to time without the approval of the Company's shareholders; provided, however, that approval of the holders of voting shares represented and entitled to vote at a valid meeting of shareholders is required for any amendment to the 1994 Plan which would: (a) materially increase the number of shares which may be issued thereunder other than in connection with an adjustment upon changes in capitalization; (b) materially change the designation of the class of employees eligible to participate; (c) remove the administration of the 1994 Plan from the Board of Directors or its committee;
(d) extend the term of the 1994 Plan beyond its initial ten-year term; (e) materially increase the benefits to participants under the 1994 Plan; or (f) materially modify the requirements as to eligibility for participation. In any event, the 1994 Plan will terminate on the tenth anniversary of its adoption by the Board of Directors, provided that any options then outstanding will remain outstanding until they expire by their terms.

TAX INFORMATION

         The federal tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1994 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

         INCENTIVE STOCK OPTIONS

         If an option granted under the 1994 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

         If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever ends later, any gain realized upon disposition will be characterized as long-term capital gain, and any loss will be long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

         If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise less the purchase price or (2) the amount realized on the disposition less the purchase price will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he or she sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized is less than the purchase price, generally the optionee will not recognize income.


         The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disqualifying disposition is included in alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize an adjustment to alternative minimum taxable income in the year of exercise and ordinary income resulting from such disqualifying disposition in the year of such disposition. An optionee's regular tax liability is affected by the availability of a credit for prior year alternative minimum tax, a basis adjustment for alternative minimum tax and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.


         In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

         NONSTATUTORY STOCK OPTIONS

         Nonstatutory stock options granted under the 1994 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the Company out of the compensation paid to the optionee.
If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

         Upon a sale of any shares acquired pursuant to the exercise of a nonstatutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a nonstatutory stock option will ordinarily be the sum of the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

         In general, there will be no federal tax consequences to the Company upon the grant or termination of a nonstatutory stock option or the sale or disposition of the shares acquired upon exercise of a nonstatutory stock option. However, upon the exercise of a nonstatutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.


                     PROPOSAL 3 - APPROVAL OF AMENDMENT TO
                   THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

         In 1986, the Board of Directors of the Company adopted, and in 1987 the shareholders of the Company approved, the Company's Employee Stock Purchase Plan (the "Purchase Plan") under which 100,000 shares of Common Stock were initially reserved for issuance thereunder. The Purchase Plan was amended in 1989, 1991, 1992 and 1993 to increase the number of shares authorized for issuance thereunder by 80,000, 70,000, 100,000 and 100,000 shares, respectively.

         In October 1994, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Purchase Plan by an additional 150,000 shares. If the amendment is approved, a total of 600,000 shares will have been authorized for issuance under the Purchase Plan since its inception (of which 450,000 shares had been issued as of March 1, 1995).

         Purchases of the Company's Common Stock under the Purchase Plan are made at the discretion of the participants therein. Accordingly, future purchases under the Purchase Plan are not yet determinable.

         AT THE ANNUAL MEETING, THE SHAREHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE AMENDMENT TO THE PURCHASE PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 150,000 SHARES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE SUCH AMENDMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

         A summary of the principal provisions of the Purchase Plan is set forth below and is qualified in its entirety by reference to the Purchase Plan.

PURPOSE

         The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

         The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of

Directors and its decisions are final, conclusive and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan.

OFFERING DATES

         The Purchase Plan is implemented by one offering during each six-month period in which such plan remains in effect. The offering periods commence on January 1 and July 1 of each year. The first offering period began on January 1, 1987.

ELIGIBILITY

         Employees (including officers and directors) are eligible to participate in the Purchase Plan if they are employed more than 20 hours per week and have completed six months of continuous employment with the Company or its subsidiaries as of the first day of an offering period. Of 256 employees eligible to participate in the offering which commenced January 1, 1995, 93 employees were participating as of March 1, 1995.

PARTICIPATION IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the commencement of an offering, a completed subscription agreement authorizing payroll deductions. By executing such subscription agreement, an employee becomes entitled to have shares placed under option to him or her, but does not become obligated to purchase such shares. An employee's participation in the Purchase Plan continues from offering period to offering period at the deduction rate authorized in the subscription agreement unless the participant files a new subscription agreement specifying a different rate or withdraws from the Purchase Plan. An employee who first becomes eligible to participate in the Purchase Plan after the commencement of an offering may not participate until the commencement of the next offering.

         No employee will be permitted to participate in the Purchase Plan if, immediately after the grant of an option thereunder, the employee would own 5% or more of the voting stock or value of all classes of stock of the Company or its subsidiaries (including stock which may be purchased through subscriptions under the Purchase Plan or pursuant to any other options), nor will any employee be granted an option which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) pursuant to the Purchase Plan in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the shares remaining will be made among all participants in as equitable a manner as is practicable.

PURCHASE PRICE

         The purchase price per share under the Purchase Plan is 85% of the lesser of the fair market value of a share of Common Stock on the date the offering period commences or on the date the offering period terminates. The fair market value of the Common Stock on a given date will be equal to the closing sales price of the Common Stock on such date on the Nasdaq National Market as reported in The Wall Street Journal.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by payroll deductions over the offering period. The rate of deductions may not exceed 10%, or such other rate as may be determined from time to time by the Board of Directors, of a participant's compensation. A participant may discontinue his or her participation in the Purchase Plan at any time, but may not increase or decrease the rate of payroll deductions for an offering period after it commences.

         All payroll deductions are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

PURCHASE OF STOCK; EXERCISE OF OPTION

         The maximum number of shares placed under option to a participant in the Purchase Plan at the commencement of an offering period is the number of whole shares of Common Stock determined by dividing 10% of the participant's total compensation for the six months preceding an offering period by 85% of the fair market value of a share of Common Stock at the beginning of such offering period.

         Unless an employee discontinues his or her participation in the Purchase Plan, his or her option will be exercised automatically to purchase the shares subject thereto using accumulated payroll deductions on the last day of the offering period at the applicable price. The shares purchased for an employee will be delivered to him or her as promptly as practicable after the end of the applicable offering period, together with any cash remaining to the credit of his or her account under the Purchase Plan after the purchase of such shares, other than any amount representing a fractional share. Any amount representing a fractional share will be credited to a participant's account for the next offering or returned to the participant.

WITHDRAWAL

         A participant's interest in an offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan at any time prior to the end of an offering period. Promptly after such withdrawal, the payroll deductions credited to a participant's account will be returned to him or her without interest. A participant's withdrawal from an offering or an employee's decision not to participate in an offering does not have any effect upon such participant's or employee's eligibility to participate in subsequent offerings under the Purchase Plan; provided, however, that an employee who is an officer or director of the Company who ceases participation in the Purchase Plan may not participate again for at least six months following such cessation of participation.

TERMINATION OF EMPLOYMENT

         If a participant terminates his or her employment for any reason, including retirement or death, or fails to remain employed by the Company for more than 20 hours per week during an offering period, his or her participation in the Purchase Plan will automatically be terminated. In such event, the payroll deductions credited to the participant's account will be refunded without interest.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

         Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by an option under the Purchase Plan and the number of shares which are available for issuance, as well as the option price per share of an unexercised option, will be proportionately adjusted for any change in the number of shares of Common Stock resulting from a stock split, stock dividend, spin-off, reorganization, recapitalization, merger, consolidation, exchange of shares or the like. In the event of a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, outstanding options will be assumed by the successor corporation or the Board will declare that any option will terminate as of a date fixed by the Board of Directors or its committee which is at least 30 days after the notice thereof and, unless a participant terminates his or her participation in the Purchase Plan prior to such date, his or her option for the purchase of shares will be automatically exercised on such date and the accumulated payroll deductions credited to a participant's account on such date will be applied to purchase whole shares of the Company's Common Stock (up to the maximum number of shares subject to his or her option).

NONASSIGNABILITY

         No rights or accumulated payroll deductions of a participant in the Purchase Plan may be pledged, assigned or transferred for any reason (other than upon the death of a participant as provided in the Purchase Plan), and any such attempt may be treated by the Company as an election by the participant to withdraw from the Purchase Plan.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

         The Board of Directors may at any time amend or terminate the Purchase Plan, except that termination of the Purchase Plan may not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant without the prior written consent of the participant. No amendment may be made to the Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, materially modify the eligibility requirements or materially increase the benefits which may accrue to participants under the Purchase Plan. In any event, the Purchase Plan will terminate on November 6, 1996, provided that such termination shall not affect options then outstanding.

TAX INFORMATION

         The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of an option grant or purchase of shares. As summarized below, a participant may become liable for tax upon disposition of the shares acquired under the Purchase Plan.

         If shares are not disposed of by a participant within two years after the date of the beginning of the offering period in which such shares were acquired or within one year after the transfer of the shares to the participant, the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or
(ii) the excess of the fair market value of the shares at the beginning of the offering period in which such shares were acquired over the purchase price of the shares (computed as of the commencement of such offering period) will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain. If shares are disposed of in a transaction in which the sales price is less than the purchase price, the participant would not recognize any ordinary income and would have a long-term capital loss equal to the difference.

         If shares are disposed of by a participant (including by way of gift) before the expiration of the two-year and one-year holding periods described above, the excess of the fair market value of the shares on the date the option is exercised (i.e., the last day of an offering period) over the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no additional gain is realized on the sale. The balance of any gain realized on such disposition will be treated as a short-term or long-term capital gain, as the case may be. Even if the shares are sold for less than their fair market value on the date the option was exercised, ordinary income will be recognized equal to the difference between the sales price and the value of the shares on the option exercise date.

         Any amount taxed to a participant as ordinary income under the rules described above would be added to the actual purchase price of the shares in determining the tax basis of the shares for the purpose of determining capital gain or loss on a sale or other disposition of the shares.

         The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that (i) ordinary income is recognized upon disposition of shares by a participant before the expiration of the two-year and one-year holding periods described above and (ii) the Company has satisfied its withholding obligations under the Code.


                     PROPOSAL 4 - APPROVAL OF AMENDMENT TO
                              THE COMPANY'S BYLAWS

         The California General Corporation Law permits a corporation with 100 or more shareholders of record to make loans to, and to guarantee the obligations of, its corporate officers, or to implement an employee benefit plan authorizing such loans or guarantees, upon approval of the corporation's Board of Directors alone after the Board has determined that such a loan, guarantee or employee benefit plan may reasonably be expected to benefit the corporation. Before a corporation may act pursuant to such law, however, the corporation's shareholders are required to approve a bylaw authorizing the corporation's Board of Directors to approve such loans, guarantees and employee benefit plans without further shareholder approval.

         The Board of Directors regards the Company's ability to make loans to its officers to be important in ensuring that the Company is able to attract and retain personnel of high caliber to serve as its officers, which personnel are in great demand. If the proposed amendment to the Bylaws is approved by the shareholders, any future loans to officers could be authorized by the Board of Directors, without further shareholder approval. The Company proposes to authorize loans under the proposed amendment to the Bylaws to, among other things, provide to officers funds needed in connection with relocations. The terms of such loans would be established by the Board of Directors and matters such as the terms of loans, interest rates and collateral would be determined by the Board on a case-by-case basis. The Company does not currently have an employee benefit plan that authorizes loans to or guarantees of the obligations of its officers, nor does it anticipate adopting such a plan. The proposed amendment to the Bylaws would, however, authorize the Board of Directors to adopt such a plan and to provide for the use of the Company's assets to fund loans to and to support guarantees of the obligations of its officers pursuant to such a plan.

         Section 3.11(b) of the Company's Bylaws currently authorizes the Company to make loans to its officers, to guarantee their obligations and to adopt employee benefit plans providing for such loans or guarantees. Each such loan, guarantee or employee benefit plan requires shareholder approval, however, because the Section has not been approved by the Company's shareholders. In February 1995, the

Company's Board of Directors authorized an amendment to the Company's Bylaws which would replace Section 3.11(b) of the Bylaws with the following provision:

                          "(b)    The Board of Directors alone may approve
                 loans of money or property to, or the guarantee of obligations of, any officer of the corporation, whether or not a director, or an employee benefit plan authorizing such a loan or guaranty to an officer provided that (1) the Board of Directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the corporation, (2) the corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the California General Corporation Law) on the date of approval by the Board of Directors, and (3) the approval of the Board of Directors is by a vote sufficient without counting the vote of any interested director or directors."

         The principal purpose of the proposed amendment to the Bylaws is to permit the Board of Directors, upon its approval alone, to authorize the making of loans to, and the guarantee of obligations of, the officers of the Company without the delay and expense of having to seek the approval of the Company's shareholders in each individual case. If the proposed amendment is approved by the Company's shareholders, the Board of Directors will have the power, without further shareholder approval, to authorize such loans or guarantees, or employee benefits plans providing for such loans or guarantees, after the Board has determined that such loans, guarantees or employee benefit plans may reasonably be expected to benefit the Company. If the proposed amendment is not so approved, such loans, guarantees or employee benefit plans involving officers will continue to require approval by the shareholders on a case-by-case basis. Loans and guarantees to employees who are not officers or directors of the Company do not require shareholder approval under present California corporate law.

         AT THE ANNUAL MEETING, THE SHAREHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE PROPOSED AMENDMENT TO THE BYLAWS. SUCH AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.


                    PROPOSAL 5 - RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the Company's consolidated financial statements for the year ending December 31, 1995, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

         The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Ronald W. Buckly
                                              Secretary


Calabasas, California
April 11, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                    TEKELEC

                      1995 ANNUAL MEETING OF SHAREHOLDERS


         The undersigned shareholder of Tekelec, a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 11, 1995, and Annual Report to Shareholders for the year ended December 31, 1994, and hereby appoints Philip J. Alford and Gilles C. Godin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held May 12, 1995, at 9:30 a.m., California time, at the Company's corporate headquarters located at 26580 W. Agoura Road, Calabasas, California 91302, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:


         1.      ELECTION OF DIRECTORS:

[  ]  FOR ALL nominees listed below (except as marked to the contrary below).

[  ]  WITHHOLD AUTHORITY to vote for ALL nominees listed below.

                 (Instruction: To WITHHOLD the authority to vote for any individual nominee, mark the box next to the nominee's name below.)

Name of Nominee:

[  ]  Robert V. Adams     [  ]  Philip J. Alford     [  ]  Jean-Claude Asscher
[  ]  Philip Black        [  ]  Daniel L. Brenner    [  ]  Howard Oringer
[  ]  Jon F. Rager

         2.      APPROVAL OF AMENDMENTS TO THE 1994 STOCK OPTION PLAN:

[  ]  FOR          [  ]  AGAINST           [  ]  ABSTAIN

To approve amendments to the Company's 1994 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder from 800,000 to 1,400,000.

         3.      APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE
                 PLAN:

[  ]  FOR          [  ]  AGAINST           [  ]  ABSTAIN


To approve an amendment to the Company's Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder from 450,000 to 600,000.

         4.      APPROVAL OF AMENDMENT TO THE BYLAWS:

[  ]  FOR          [  ]  AGAINST           [  ]  ABSTAIN


(Continued on other side)

(Continued from other side)


To approve an amendment to the Company's Bylaws to authorize the Company's Board of Directors to approve loans to, and guarantees of the obligations of, the Company's officers.

         5.      APPOINTMENT OF INDEPENDENT ACCOUNTANTS:

[  ]  FOR          [  ]  AGAINST           [  ]  ABSTAIN

To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1995, as described in the Proxy Statement.

         6.      OTHER BUSINESS:

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

         Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                          Dated:________________________, 1995


                                          ______________________________________
                                                         (Signature)

                                          ______________________________________
                                                         (Signature)


                                          (This Proxy should be marked, dated
                                          and signed by the shareholder(s)
                                          EXACTLY as his or her name appears
                                          hereon and returned promptly in the
                                          enclosed envelope.  Persons signing
                                          in a fiduciary capacity should so
                                          indicate.  If shares are held by
                                          joint tenants or as community
                                          property, both should sign.)


                        DO NOT FOLD, STAPLE OR MUTILATE